                                                                        [LOGO]

NEWS RELEASE

Contact:

   Raymond J. Pacini, Chief Financial Officer, 714-833-3030 x291


                KREG ANNOUNCES COASTAL COMMISSION APPROVAL
                  OF MODIFICATIONS TO BOLSA CHICA PLAN

    NEWPORT BEACH, CALIF. -- October 10, 1997 -- Koll Real Estate Group, Inc. (NASDAQ:KREG) has announced that on October 9, 1997, the California Coastal Commission approved modifications to the Bolsa Chica Local Coastal Program ("LCP") in response to a June 1997 San Diego Superior Court decision which returned the LCP to the Coastal Commission for reconsideration. The LCP, as modified, preserves a small pond adjacent to Warner Avenue and will allow the development of up to 1,235 homes on the Bolsa Chica mesa.

    The modifications to the LCP must now go back to the Orange County Board of Supervisors for their approval. Provided that (i) these modifications to the LCP are approved by the County Board of Supervisors by the end of 1997 and (ii) there are no further litigation delays, the Company expects to start infrastructure construction on the mesa in the second quarter of 1998; however, there can be no assurance in this regard.


    Koll Real Estate Group, Inc. provides residential and commercial real estate development services on a national and international basis. The Company's largest single asset is Bolsa Chica, which is progressing toward groundbreaking for a new master-planned residential community in 1998. In addition, the Company currently has more than 30 commercial projects under development in the United States and Asia totaling approximately 12 million square feet and $1.2 billion in construction costs.

    Any forward-looking statements in this press release involve risks and uncertainties. The Company's actual results could differ materially from those currently anticipated in any such forward-looking statements because of many factors.

                                    **END**